Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 18, 2017 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2017, of $41.4 million, a decrease of approximately $1.3 million since December 31, 2016. Net asset value per share decreased to $3.06 as of March 31, 2017 from $3.37 as of December 31, 2016. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Net assets	$41,422	$42,740	$41,506	$39,617	$37,550
Shares outstanding	13,518	12,674	12,674	12,674	12,674
Net assets per share	$3.06	$3.37	$3.27	$3.13	$2.96

The following were the portfolio companies that had significant changes to their fair values during the first quarter of 2017:

•	Increase in Value of PalletOne. The fair value of the Fund’s share interest in PalletOne Inc. (“PalletOne”), increased from $16.2 million to $16.7 million during the first quarter of 2017. During the first quarter of 2017, PalletOne reported significant increases in its trailing twelve months’ revenue and EBITDA as compared to prior periods. PalletOne’s improved financial performance over the past year is partly the result of greater operational efficiencies gained from the addition of wood treating capacity during the fourth quarter of 2015. Equus holds an 18.7% fully-diluted share interest in PalletOne, one of the largest wooden pallet manufacturers in the United States. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Increase in the Value of MVC Capital Shares. The price of MVC Capital, Inc.’s (“MVC”) common stock increased from $8.58 per share on December 31, 2016 to $8.99 per share on March 31, 2017. In addition to the 468,608 MVC shares held by Equus at December 31, 2016, the Fund received 7,348 MVC shares as a dividend during the first quarter of 2017. The receipt of share dividends and increase in the MVC share price led to a corresponding increase in the fair value of this holding from $4.0 million to $4.3 million during the first quarter of 2017.

Other significant events that occurred during and subsequent to the quarter were as follows:

•	Authorization to Withdraw BDC Election. On January 6, 2017, holders of a majority of the outstanding common stock of the Fund approved our cessation as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”) and authorized our Board of Directors to cause the Fund’s withdrawal of its election to be classified as a BDC, each effective as of a date designated by the Board and our Chief Executive Officer, but in no event later than July 31, 2017. The authorization given by our stockholders is a consequence of our “Plan of Reorganization”, within the meaning of section 2(a)(33) of the 1940 Act, that we adopted on May 13, 2014. Notwithstanding this authorization to withdraw our BDC election, we will not submit any such withdrawal unless and until we are reasonably confident that we will be able to complete our Plan of Reorganization, which involves a merger or acquisition involving MVC or one of MVC’s portfolio companies.

•	Agreement to Acquire U.S. Gas & Electric, Inc. On April 24, 2017, we entered into a Stock Purchase Agreement and Plan of Merger (“Merger Agreement”) with ETR Merger Sub, Inc., a newly-formed wholly-owned subsidiary of Equus, certain shareholders of U.S. Gas & Electric, Inc. (“USG&E”), and MVC as a selling shareholder of USG&E and as representative of the selling USG&E shareholders. The transactions embodied in the Merger Agreement constitute a “Consolidation” as defined in our Plan of Reorganization. Our intention of effecting a Consolidation through the Merger Agreement is to transform Equus from an investment company into an operating company focused on the energy sector, with USG&E becoming a wholly-owned subsidiary of Equus. During the first quarter of 2017, we incurred approximately $1.3 million in transaction-related expenses related to the Consolidation. You can read more about the proposed Consolidation from our filings with the U.S. Securities and Exchange Commission (“SEC”) via the SEC’s website at www.sec.gov.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances